EXHIBIT 99.1

PRESS RELEASE

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

•	Q2 Net Sales: $9.8 billion (increase of 8% year over year)

•	Q2 Net Income: $1.9 billion GAAP; $2.3 billion non-GAAP

•	Q2 Earnings per Share: $0.32 GAAP (increase of 23% year over year); $0.40 non-GAAP (increase of 25% year over year)

SAN JOSE, Calif. – February 3, 2010 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its second quarter results for the period ended January 23, 2010. Cisco reported second quarter net sales of $9.8 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.9 billion or $0.32 per share, and non-GAAP net income of $2.3 billion or $0.40 per share.

“Our outstanding Q2 results exceeded our expectations and we believe they provide a clear indication that we are entering the second phase of the economic recovery. During the quarter we saw dramatic across the board acceleration and sequential improvement in our business in almost all areas,” said John Chambers, chairman and chief executive officer, Cisco.

“We are confident that our aggressive strategy of investing in the business during the downturn and our focus on innovation, operational excellence, and productivity are driving our momentum and growth in the market. We believe that we are extremely well-positioned—by geography, in our customer segments, and in our key product categories—as economies around the world continue to improve and our customers increase their technology investments.”

GAAP Results

	Q2 2010	Q2 2009	Vs. Q2 2009
Net Sales	$9.8 billion	$9.1 billion	8.0%
Net Income	$1.9 billion	$1.5 billion	23.2%
Earnings per Share	$0.32	$0.26	23.1%

Non-GAAP Results

	Q2 2010	Q2 2009	Vs. Q2 2009
Net Income	$2.3 billion	$1.9 billion	25.3%
Earnings per Share	$0.40	$0.32	25.0%

Net sales for the first six months of fiscal 2010 were $18.8 billion, compared with $19.4 billion for the first six months of fiscal 2009. Net income for the first six months of fiscal 2010, on a GAAP basis, was $3.6 billion or $0.62 per share, compared with $3.7 billion or $0.63 per share for the first six months of fiscal 2009. Non-GAAP net income for the first six months of fiscal 2010 was $4.5 billion or $0.76 per share, compared with $4.4 billion or $0.74 per share for the first six months of fiscal 2009.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss second quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://www.cisco.com/go/investors. A Q&A with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni will also be available at http://newsroom.cisco.com. To view a video of Cisco’s CFO discussing second quarter results, visit http://blogs.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $2.5 billion for the second quarter of fiscal 2010, compared with $1.5 billion for the first quarter of fiscal 2010, and compared with $3.2 billion for the second quarter of fiscal 2009.

•

Cash and cash equivalents and investments were $39.6 billion at the end of the second quarter of fiscal 2010, compared with $35.0 billion at the end of fiscal 2009, and compared with $35.4 billion at the end of the first quarter of fiscal 2010.

•

During the second quarter of fiscal 2010, Cisco repurchased 63 million shares of common stock at an average price of $23.96 per share for an aggregate purchase price of $1.5 billion. As of January 23, 2010, Cisco had repurchased and retired 2.9 billion shares of Cisco common stock at an average price of $20.55 per share for an aggregate purchase price of approximately $60.4 billion since the inception of the stock repurchase program. The remaining authorized repurchase amount as of January 23, 2010 was $11.6 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the second quarter of fiscal 2010 were 39 days, compared with 32 days at the end of the first quarter of fiscal 2010, and compared with 29 days at the end of the second quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 12.1 in the second quarter of fiscal 2010, compared with 11.6 in both the first quarter of fiscal 2010 and the second quarter of fiscal 2009. Non-GAAP inventory turns were 11.7 in the second quarter of fiscal 2010, compared with 11.3 in both the first quarter of fiscal 2010 and the second quarter of fiscal 2009.

“From a financial standpoint, Q2 was an outstanding quarter. Our performance with an eight percent year-over-year increase in Q2 revenue represents our third sequential quarter of positive growth and was well above the strong guidance we outlined during our first quarter conference call,” said Frank Calderoni, chief financial officer, Cisco. “We delivered strong gross margins and added $2.5 billion in cash from operations during our second quarter, bringing our total of cash and investments to $39.6 billion. We believe that these results demonstrate the strong foundation from which we can continue to focus on growing and capturing market transitions in our industry.”

Select Global Business Highlights

•

Cisco, EMC Corp., and VMware, Inc, announced the formation of a Virtual Computing Environment coalition designed to accelerate pervasive data center virtualization and private cloud infrastructure development.

•	Cisco marked its 25th anniversary with a challenge to every Cisco employee to volunteer four hours of service in his or her local community.

Acquisitions and Investments

•	Cisco completed its purchase of ScanSafe, Inc., a market leader of software-as-a-service (SaaS) web security solutions for organizations ranging from global enterprises to small businesses.

•	Cisco completed the acquisition of Starent Networks, Corp., a leading supplier of IP-based mobile infrastructure solutions targeting mobile and converged carriers.

Cisco Innovation

•

At its Collaboration Summit, Cisco introduced new products in Cisco TelePresence™, unified communications, enterprise social software, and hosted email technologies to facilitate fundamental changes to how organizations communicate and collaborate.

•

At the 2010 International Consumer Electronics Show, Cisco showcased its vision to enable consumers to live a connected life through its momentum in home networking and consumer video products, new partnerships with media and entertainment companies, and plans to drive a new class of consumer video communication experiences.

Select Customer Announcements

•

Cisco and Molina Healthcare, Inc. announced a telemedicine initiative designed to deliver better care to underserved and underinsured communities throughout the state of California with immersive doctor-patient interactions.

•	TASER International, Inc. enhanced its evidence capabilities for law enforcement agencies with an innovative, cloud-based service built on the Cisco Unified Computing System™.

•

The Mandarin Oriental hotel in Kuala Lumpur, Malaysia announced it will provide highly secure high-speed wireless Internet access throughout its premises through an upgrade of its network infrastructure with Cisco’s next-generation 802.11n, or Wireless-N, technology.

•	The Melbourne Airport modernized and digitized its International Terminal 2 operations with the deployment of Cisco business video and mobility technologies.

•

BT and Cisco launched a hosted IP telephony service representing the world’s first global offering based on Cisco cloud-based unified communications as the platform for collaborative voice communications.

•

Onet.pl Group in Poland chose the Cisco Nexus® data center platform for its new data centre in Krakow to serve the fast-growing number of customers who would like to make use of the portal’s innovative video-based services.

Editor’s Note:

•

Q2 FY10 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, February 3, 2010. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, February 3, 2010 to 4:30 p.m. Pacific Time, February 10, 2010 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from February 3, 2010 through April 23, 2010 on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 3, 2010. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•	A Q&A with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni about Q2 FY10 results will be available at approximately 2:15 pm PT at http://newsroom.cisco.com.

•	To view a video of Cisco’s CFO discussing Q2 FY10 results, visit Cisco’s blog site, The Platform, at http://blogs.cisco.com.

About Cisco

Cisco, (NASDAQ: CSCO), the worldwide leader in networking that transforms how people connect, communicate and collaborate, this year celebrates 25 years of technology innovation, operational excellence and corporate social responsibility. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the entry into the second phase of the economic recovery, our momentum and growth in the market, that we are extremely well-positioned, and our ability to continue to focus on growing and capturing market transitions in our industry) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors, including relating to transactions to hedge foreign currency consideration for acquisitions; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 23, 2010 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, non-GAAP shares used in net income per share calculation, and non-GAAP inventory turns. Effective for the second quarter and first six months of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and non-GAAP shares used in net income per share calculation for the periods in which such measures are presented, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, enhanced early retirement benefits, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises, and effective in fiscal 2010, Cisco no longer excludes in-process research and development upon acquisition as it is no longer expensed as a result of new accounting guidance. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright ©2010 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Nexus, Cisco TelePresence, and Cisco Unified Computing System are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009
NET SALES:

Product	$7,976	$7,347	$15,176	$15,982
Service	1,839	1,742	3,660	3,438

Total net sales	9,815	9,089	18,836	19,420

COST OF SALES:
Product	2,815	2,737	5,301	5,718
Service	668	629	1,315	1,298

Total cost of sales	3,483	3,366	6,616	7,016

GROSS MARGIN	6,332	5,723	12,220	12,404

OPERATING EXPENSES:
Research and development	1,247	1,279	2,471	2,685
Sales and marketing	2,110	2,155	4,105	4,438
General and administrative	467	380	907	775
Amortization of purchased intangible assets	138	136	243	248
In-process research and development	—	—	—	3

Total operating expenses	3,962	3,950	7,726	8,149

OPERATING INCOME	2,370	1,773	4,494	4,255

Interest income	155	222	323	481
Interest expense	(158)	(63)	(272)	(127)
Other income (loss), net	(12)	(64)	49	(136)

Interest and other income (loss), net	(15)	95	100	218

INCOME BEFORE PROVISION FOR INCOME TAXES	2,355	1,868	4,594	4,473
Provision for income taxes	502	364	954	768

NET INCOME	$1,853	$1,504	$3,640	$3,705

Net income per share:
Basic	$0.32	$0.26	$0.63	$0.63

Diluted	$0.32	$0.26	$0.62	$0.63

Shares used in per-share calculation:
Basic	5,741	5,848	5,754	5,865

Diluted	5,862	5,864	5,866	5,901

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009
GAAP net income	$1,853	$1,504	$3,640	$3,705
Share-based compensation expense (1)	371	298	692	602
Payroll tax on stock option exercises (2)	—	—	—	1
In-process research and development (3)	—	—	—	3
Amortization of acquisition-related intangible assets	192	190	341	356
Other acquisition-related costs (4)	81	37	85	159

Total adjustments to GAAP income before provision for income taxes	644	525	1,118	1,121

Income tax effect	(158)	(162)	(303)	(356)
Effect of retroactive tax legislation (5)	—	—	—	(106)

Total adjustments to GAAP provision for income taxes	(158)	(162)	(303)	(462)

Non-GAAP net income	$2,339	$1,867	$4,455	$4,364

Diluted net income per share:
GAAP	$0.32	$0.26	$0.62	$0.63

Non-GAAP	$0.40	$0.32	$0.76	$0.74

Shares used in diluted net income per share calculation:
GAAP	5,862	5,864	5,866	5,901

Non-GAAP	5,862	5,885	5,866	5,919

(1)

Share-based compensation expense for the second quarter and first six months of fiscal 2010 includes $26 million and $54 million, respectively, and $22 million and $44 million for the second quarter and first six months of fiscal 2009, respectively, of share-based compensation related to acquisitions.

(2)	Effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises for purposes of its non-GAAP financial measures.

(3)

Effective in fiscal 2010, Cisco no longer excludes in-process research and development upon acquisition for purposes of its non-GAAP financial measures as it is no longer expensed as a result of new accounting guidance.

(4)

Other acquisition-related costs for the second quarter and first six months of fiscal 2010 include $38 million of losses and $4 million of gains, respectively, of mark-to-market impacts related to transactions to hedge a portion of the foreign currency consideration of a pending business combination.

(5)

In the first quarter of fiscal 2009, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2008. GAAP net income for the first six months of fiscal 2009 included a $106 million tax benefit related to fiscal 2008 R&D expenses. Non-GAAP net income for the first six months of fiscal 2009 excluded the $106 million tax benefit related to fiscal 2008 R&D expenses.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 23, 2010	July 25, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,710	$5,718
Investments	34,928	29,283
Accounts receivable, net of allowance for doubtful accounts of $240 at January 23, 2010 and $216 at July 25, 2009	4,237	3,177
Inventories	1,215	1,074
Deferred tax assets	2,233	2,320
Other current assets	2,816	2,605

Total current assets	50,139	44,177

Property and equipment, net	3,958	4,043
Goodwill	14,423	12,925
Purchased intangible assets, net	2,661	1,702
Other assets	5,222	5,281

TOTAL ASSETS	$76,403	$68,128

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$750	$675
Income taxes payable	103	166
Accrued compensation	2,207	2,535
Deferred revenue	6,751	6,438
Other current liabilities	4,594	3,841

Total current liabilities	14,405	13,655

Long-term debt	15,194	10,295
Income taxes payable	1,941	2,007
Deferred revenue	2,906	2,955
Other long-term liabilities	425	539

Total liabilities	34,871	29,451

Total equity	41,532	38,677

TOTAL LIABILITIES AND EQUITY	$76,403	$68,128

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 23, 2010	January 24, 2009
Cash flows from operating activities:
Net income	$3,640	$3,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	942	818
Share-based compensation expense	692	602
Provision for doubtful accounts	36	59
Deferred income taxes	(117)	(293)
Excess tax benefits from share-based compensation	(49)	(21)
In-process research and development	—	3
Net (gains) losses on investments	(84)	123
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(994)	818
Inventories	(80)	113
Lease receivables, net	(137)	(109)
Accounts payable	58	(228)
Income taxes payable	(68)	467
Accrued compensation	(346)	(213)
Deferred revenue	190	544
Other assets	(202)	(470)
Other liabilities	493	(2)

Net cash provided by operating activities	3,974	5,916

Cash flows from investing activities:
Purchases of investments	(23,020)	(24,110)
Proceeds from sales of investments	6,282	12,545
Proceeds from maturities of investments	11,278	6,920
Acquisition of property and equipment	(408)	(585)
Acquisition of businesses, net of cash and cash equivalents acquired	(2,308)	(327)
Change in investments in privately held companies	(69)	(53)
Other	60	(54)

Net cash used in investing activities	(8,185)	(5,664)

Cash flows from financing activities:
Issuance of common stock	1,436	441
Repurchase of common stock	(3,244)	(1,603)
Issuance of debt	4,944	—
Settlement of interest rate derivatives related to long-term debt	23	—
Excess tax benefits from share-based compensation	49	21
Other	(5)	(127)

Net cash provided by (used in) financing activities	3,203	(1,268)

Net decrease in cash and cash equivalents	(1,008)	(1,016)
Cash and cash equivalents, beginning of period	5,718	5,191

Cash and cash equivalents, end of period	$4,710	$4,175

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	January 23, 2010	July 25, 2009
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$4,710	$5,718
Fixed income securities	33,856	28,355
Publicly traded equity securities	1,072	928

Total	$39,638	$35,001

INVENTORIES
Raw materials	$248	$165
Work in process	36	33
Finished goods:
Distributor inventory and deferred cost of sales	487	382
Manufactured finished goods	258	310

Total finished goods	745	692
Service-related spares	146	151
Demonstration systems	40	33

Total	$1,215	$1,074

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,505	$4,618
Computer equipment and related software	1,602	1,823
Production, engineering, and other equipment	4,974	5,075
Operating lease assets	251	227
Furniture and fixtures	475	465

	11,807	12,208
Less accumulated depreciation and amortization	(7,849)	(8,165)

Total	$3,958	$4,043

OTHER ASSETS
Deferred tax assets	$1,786	$2,122
Investments in privately held companies	769	709
Lease receivables, net (1)	1,044	966
Financed service contracts, net (2)	588	676
Loan receivables, net (3)	726	537
Other	309	271

Total	$5,222	$5,281

DEFERRED REVENUE
Service	$6,338	$6,496
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,789	2,490
Cash receipts related to unrecognized revenue from two-tier distributors	530	407

Total product deferred revenue	3,319	2,897

Total	$9,657	$9,393

Reported as:
Current	$6,751	$6,438
Noncurrent	2,906	2,955

Total	$9,657	$9,393

Note:

(1)	The current portion of lease receivables, net, which was $714 million and $626 million as of January 23, 2010 and July 25, 2009, respectively, is recorded in other current assets.
(2)

The current portion of financed service contracts, net, which was $982 million and $940 million as of January 23, 2010 and July 25, 2009, respectively, is recorded in other current assets. These financed service contracts primarily relate to technical support services, and the associated revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years.

(3)	The current portion of loan receivables, net, which was $365 million and $236 million as of January 23, 2010 and July 25, 2009, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Six Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009
Cost of sales—product	$15	$10	$27	$21
Cost of sales—service	41	32	74	63

Share-based compensation expense in cost of sales	56	42	101	84

Research and development	110	95	207	189
Sales and marketing	129	105	242	218
General and administrative	76	56	142	111

Share-based compensation expense in operating expenses	315	256	591	518

Total share-based compensation expense	$371	$298	$692	$602

The income tax benefit for share-based compensation expense was $100 million and $185 million for the second quarter and first six months of fiscal 2010, respectively, and $78 million and $160 million for the second quarter and first six months of fiscal 2009, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended January 24, 2009	Six Months Ended January 24, 2009
Shares used in diluted net income per share calculation—GAAP	5,864	5,901
Effect of share-based compensation expense	21	18

Shares used in diluted net income per share calculation—Non-GAAP	5,885	5,919

Effective for the second quarter and first six months of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	January 23, 2010	October 24, 2009	January 24, 2009
GAAP cost of sales	$3,483	$3,133	$3,366
Share-based compensation expense	(56)	(45)	(42)
Amortization of acquisition-related intangible assets	(54)	(44)	(54)

Non-GAAP cost of sales	$3,373	$3,044	$3,270